Exhibit 10.42

SECONDMENT AGREEMENT

          AGREEMENT, effective as of April 1, 2005 by and among Global eXchange Services, Inc., a Delaware corporation (“GXS”), and G International, Inc., a Delaware corporation (“GInternational”). Each of GXS and G International are sometimes hereinafter referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

          WHEREAS, G International has purchased certain assets and operations constituting the Electronic Data Interchange and Business Exchange Services Business of International Business Machines Corporation, a New York corporation (the “Former IBM Business”);

          WHEREAS, the parent company of GXS has signed an agreement to acquire the parent company of G International

          WHEREAS, in anticipation of the closing of such acquisition, GXS has hired the former employees of the Former IBM Business in the United States (“Seconded Employees” as defined below) and GI desires to purchase from GXS and GXS is willing to sell to GI the services of the Seconded Employees, on such terms and conditions as specified herein; and

          WHEREAS, in consideration of the compensation to be provided by GI to GXS and the indemnifications to be provided hereunder, GXS agrees to continue as the employer of and the provider of compensation to, the Seconded Employees for such period, on the terms and conditions set forth in this Agreement;

          NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

          “Direct Payroll Costs” shall mean, with respect to any Seconded Employee, the gross amount of all salaries and wages, employee benefit program costs and other compensation with respect to such Seconded Employee and all applicable fees, taxes, and other amounts owed to third parties as a result of the employment of such Seconded Employee, including federal, state and local income tax withholding, contributions pursuant to the Federal Insurance Contribution Act and Federal Unemployment Tax Act, workers’ compensation, unemployment insurance, other withholding or other payments required by federal, state or local law or regulations, and all payments to applicable pension and welfare plans and other employee fringe benefit outlays, including but not limited to, direct premiums to Plans and claims for self-funded plans on an individual level or, if required by the design of the relevant Plan, such benefit costs as GXS reasonably calculates,

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “Indirect Payroll Costs” shall mean with respect to any Seconded Employee, all reasonable costs, other than Direct Payroll Costs but including reasonable costs incurred or accrued under Section 2.02 hereof, associated with the compensation of or benefits provided to such Seconded Employee, including allocable general administrative and overhead costs arising in connection with the employment and compensation of such Seconded Employee, as reasonably determined by GXS using its usual methods of cost accounting.

          “Out-of-Pocket Expenses” means, with respect to any Seconded Employee, any actual out-of-pocket expenses that are incurred by such Seconded Employee or by a GXS Entity in the course of such Seconded Employee’s performance of his or her duties and paid or reimbursed by such GXS Entity, as reasonably determined by GXS using its usual methods of cost accounting.

          “Payroll Costs” means Direct Payroll Costs, Indirect Payroll Costs, Out-of-Pocket Expenses and any other fees and expenses reasonably allocable to the services provided by the Seconded Employees to the G International Entities. For any Seconded Employee, the Payroll Costs may consist of a portion of Direct Payroll Costs, Indirect Payroll Costs and Out-of-Pocket Expenses associated with such Seconded Employee as reasonably determined by GXS in good faith to reflect an equitable sharing of the costs associated with such Seconded Employee based on the facts and circumstances, including, without limitation, the time spent by the Seconded Employee on matters relating to the business of the G International Entities.

          “Payroll Period” shall mean a period of one calendar month.

          “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

          “Plans” means all employee benefit plans, as defined in Section 3(3) of ERISA, and all other plans, policies, and arrangements which a GXS Entity maintains on behalf of or makes available to the Seconded Employees on the date hereof or makes available thereafter to the Seconded Employees.

          “Seconded Employee” means any the employees of GXS listed on Exhibit A to this agreement.

ARTICLE 2
Agreement To Provide Services of Seconded Employee

          Section 2.01. Seconded Employee Services. Upon the terms and subject to the conditions contained herein, GXS shall furnish to G International the services of the Seconded Employees.

     (a) Seconded Employees shall remain employees of GXS and shall remain on the payroll of GXS, but will perform services for G International. G International shall direct and control the Seconded Employees in the manner and method of performing services for G International; provided that the G International Entities shall not direct any Seconded Employee to act or omit to act where such act or omission would violate applicable law or sound and prudent industry practices

     (b) GXS shall continue to pay the compensation, withhold and pay taxes and make other deductions and, to the extent permitted by the Plans and by applicable law, provide the benefits to which the Seconded Employees are entitled pursuant to the Plans, in each case, in a timely manner. GXS shall determine in its sole discretion the compensation and benefits that are provided to each Seconded Employee, provided that it shall notify G International in writing in advance of any change in such compensation or benefits that would increase materially the Payroll Costs associated with any Seconded Employee.

          Section 2.02. Additional Services. GXS shall use commercially reasonable efforts to supply, whether directly or by contract with other parties, personnel, payroll and human resource services related to the provision of services by the Seconded Employees to G International.

          Section 2.03. Records. GXS shall maintain books and records relating to the Seconded Employees in a manner consistent with normal practice of GXS.

          Section 2.04. Limitation on GXS’s Obligations. Notwithstanding anything herein to the contrary, no provision of this Agreement shall obligate GXS to provide the services of Seconded Employee pursuant to Section 2.01 or other services pursuant to Section 2.02 if GXS reasonably determines, in its discretion, that to do so would (i) interfere with the conduct of its business in the ordinary course, (ii) violate any applicable law, rule, regulation, judgement, injunction order or decree, (iii) constitute a default or give rise to any right of termination, cancellation or acceleration of any right or to a loss of any benefit to which GXS is entitled under any provisions of any agreement or other instrument binding on GXS or (iv) violate any obligation or duty owed by any seconded employee to GXS. In furtherance of the foregoing, if any term or provision of this agreement or the performance thereof would result in any of the foregoing, the Parties agree that any such provision shall be modified accordingly so as to not result in any of the foregoing.

ARTICLE 3
Expenses

          Section 3.01. Reimbursement Of Payroll Costs. G International will pay to GXS all Payroll Costs.

          Section 3.02. Method Of Reimbursement. GXS will supply G International with monthly invoices setting forth the Payroll Costs for the preceding month, plus an administrative fee equal to 5% of the aggregate Payroll Costs reflected on such invoice. Within 15 Business Day after receiving each such invoice G International shall wire transfer to a GXS bank account designated by GXS immediately available funds equal to the amount set forth in such invoice.

ARTICLE 4
Termination Of Seconded Employee Services

          Section 4.01. Termination By G International. G International may, in its sole discretion, terminate the services provided to it by any Seconded Employee at any time by providing reasonable advance written notice to GXS.

          Section 4.02. Termination By GXS. GXS may, in its sole discretion, terminate the provision of services by any Seconded Employee on behalf of G International at any time by providing reasonable advance written notice to G International. As of the date of such termination, or as of the date of the termination of any Seconded Employee’s employment with GXS for any other reason, such Seconded Employee shall cease to be a Seconded Employee.

ARTICLE 5
Indemnification

          Section 5.01. General.

     (a) GXS shall neither indemnify nor have any liability to G International for any Loss (as hereinafter defined), including, without any limitation, the following: (i) the availability or continued employment of any Seconded Employee or (ii) the performance of services by any Seconded Employee, except to the extent that any such Loss results from the willful misconduct or gross negligence of GXS. GXS makes no warranties or representations concerning the services of the Seconded Employees, whether express or implied.

     (b) G International agrees to indemnify, defend and hold harmless GXS, and if applicable, its directors, officers, members, shareholders, partners, attorneys, accountants, agents and their heirs, successors and assigns (the “Indemnitees”) from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (including without limitation reasonable attorney’s fees and disbursements) (“Loss”), imposed on, sustained, incurred or suffered by or asserted against any of Indemnitees relating to or arising out of the performance of this Agreement including, but not limited to, any claims by, or liabilities or obligations to, any Seconded Employee or other third party or otherwise arising out of, or resulting from, the provision of services by such Seconded Employee hereunder, and any claim, charge, action, suit or proceeding brought by any Seconded Employee under any federal, state or local employment law, except to the extent that any such Loss results from the willful misconduct or gross negligence of GXS.

          Section 5.02. Workers Compensation. Without limiting the provisions of Section 5.01, G International hereby agrees to indemnify, defend and hold harmless the Indemnitees for any workers’ compensation claims liability GXS incurs with respect to a Seconded Employee arising out of any injury or condition incurred during or caused by work performed on behalf of G International; it being understood that to the extent GXS is compensated by a third party with respect to such liability, or the liability is assumed by a third party, the amount owed by G International, to GXS Indemnitees with respect to such liability shall be offset by the amount of such compensation or assumption.

          Section 5,03. Notice Of Claims. GXS agrees to notify G International, promptly in writing upon the receipt by GXS or any GXS Entity of notice of any pending or threatened claim or proceeding, including without limitation any audit or assessment with respect to taxes, which arise out of, in connection with or result from the activities contemplated hereby for which G International has agreed to indemnify the Indemnitees. GXS further agrees to reasonably cooperate and assist and to instruct its employees, counsel and advisors to reasonably assist G International and to assist G International in the defense of such claims or proceedings. G International, shall be entitled to participate, at its expense, in the defense of its interest in any such claim or proceeding.

ARTICLE 6
Miscellaneous

          Section 6,01. Notices, All notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to the G International, to:	G International, Inc.
100 Edison Park Drive
Gaithersburg, Maryland 20878
Attention: Vice President & Controller

If to GXS, to:	Global eXchange Services, Inc.
100 Edison Park Drive
Gaithersburg, Maryland 20878
Attention: General Counsel

          or to such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

          Section 6.02. Amendment; Waiver,

     (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties hereto, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective.

     (b) Except as expressly set forth herein, no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 6.03. Entire Agreement, This Agreement contains the entire agreement between the Parties hereto concerning the respective obligations of the Parties with respect to the employment of the Seconded Employees, and supersede all prior agreements and understandings, oral or written, with respect to such matters.

          Section 6.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors. This Agreement is for the sole benefit of the Parties hereto and, except as otherwise contemplated herein, nothing herein expressed or implied shall give or be construed to give any person or entity, other than the Parties hereto, any legal or equitable rights hereunder.

          Section 6.05. Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the law of the State of New York without giving effect to the principles of conflicts of laws thereof.

          Section 6.06. Dispute Resolution. In the event there is a dispute between the Parties regarding this Agreement or the performance by a Party of its obligations hereunder, the disputing Party shall send a notice to the other Party describing the dispute or issue in reasonably sufficient detail to allow the other Party to investigate and, if applicable, take the actions contemplated by the dispute notice, and the Parties shall promptly meet and attempt to resolve the dispute in good faith. If the Parties are unable to resolve the dispute pursuant to the foregoing, each Party shall have all rights and remedies available to it at law or in equity with respect to such dispute.

          Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in two counterparts, each of which shall be deemed an original.

          Section 6.08. Term, Termination. This Agreement shall become effective as of the date hereof and shall remain in force until the expiration of the third Payroll Period unless terminated by either Party upon 30 days’ prior written notice to the other or by mutual written consent of the Parties. It may be extended for an additional Payroll Period upon mutual agreement of the Parties. In no event shall the termination or expiration of this Agreement affect the rights or obligation of either Party with respect to (i) Article 5, (ii) Section 6.05 or (iii) any obligation of G International for Payroll Costs relating to periods prior to such termination, each of which shall survive the termination or expiration of this Agreement.

          Section 6.09. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

          Section 6.10. Severability. In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, but the Agreement shall be reformed and construed as if such provision or part of a provision held to be invalid, illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

     IN WITNESS WHEREOF, the parties executed and delivered by their duly authorized officers as of the date first written above.

G INTERNATIONAL, INC.

By:	/s/ Tom Thomas

Name: Tom Thomas
Title: SUP & General Manager

Global eXchange Services, Inc.

By:	/s/ Louis Salamone Jr.

Name: Louis Salamone Jr.
Title: Senior VP & CFO